EXHIBIT 11
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                      PEOPLES BANCORP INC. AND SUBSIDIARIES
                        Computation of Earnings Per Share

                                                            For the Three                        For the Six
                                                             Months Ended                        Months Ended
(dollars in thousands, except share data)                      June 30,                            June 30,
                                                          2002            2001                2002            2001
                                                    ---------------  --------------     ---------------  --------------
BASIC EARNINGS PER SHARE
EARNINGS:
Income before extraordinary gain                    $        4,585   $       3,005       $       8,690   $       5,601
Net income                                          $        4,585   $       3,005       $       9,100   $       5,601

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding               7,873,795       7,951,378           7,857,062       7,927,673
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BASIC EARNINGS PER SHARE:

Income before extraordinary gain                    $         0.58   $        0.38       $        1.11   $        0.71
Net income                                          $         0.58   $        0.38       $        1.16   $        0.71
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DILUTED EARNINGS PER SHARE
EARNINGS:
Income before extraordinary gain                    $        4,585   $       3,005       $       8,690   $       5,601
Net income                                          $        4,585   $       3,005       $       9,100   $       5,601

AVERAGE SHARES OUTSTANDING:
Weighted average Common Shares outstanding               7,873,795       7,951,378           7,857,062       7,927,673
Net effect of the assumed exercise of stock
     options based on the treasury stock method            228,252         117,265             188,547         111,801
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          Total                                          8,102,047       8,068,643           8,045,609       8,039,474
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BASIC EARNINGS PER SHARE:

Income before extraordinary gain                    $         0.57   $        0.37       $        1.08   $        0.70
Net income                                          $         0.57   $        0.37       $        1.13   $        0.70
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